Exhibit 10.4

AMENDED AND RESTATED ISIS PHARMACEUTICALS, INC.
10B5-1 TRADING PLAN

This Amended and Restated 10b5-1 Trading Plan, (the “Trading Plan”), between ISIS PHARMACEUTICALS, INC. (“Isis”) and INSIGHT SECURITIES, INC. (“Broker”), is entered into effective September 12, 2013 (the “A&R Effective Date”).  As of the Effective Date, this Trading Plan amends, restates and supersedes the previous 10b5-1 Trading Plan dated September 13, 2007 between Isis and Broker.  Capitalized terms not otherwise defined herein will have the meanings given to them in Exhibit A attached hereto.

1.             Recitals.

(a)           This Trading Plan is entered into between Isis and Broker for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c) under the Exchange Act.

(b)           The purpose of this Trading Plan is to provide a mechanism by which eligible Sellers can orderly dispose of a portion of each Seller’s holdings of Stock, including Stock that such Seller has the right to acquire under the Options.

(c)           Isis and Broker hereby agree as follows:

2.             Appointment.  Isis hereby appoints and authorizes Broker to sell shares of Stock pursuant to the terms and conditions set forth below and in the applicable Sellers Plan.  Subject to the terms and conditions set forth below, Broker hereby accepts such appointment.

3.             Sellers Plans.  Each Seller may establish up to three individual Sellers Plans with Broker in any Sales Period. For clarity, Sellers Plans pursuant to which all Plan shares have been sold will still count against the limit prohibiting more than three Sellers Plans in any Sales Period. In connection with such Sellers Plans, each Seller will establish an account at Broker in the name of and for the benefit of Seller (the “Plan Account”).  Sales under each Sellers Plan cannot begin until the Broker receives (i) the Plan Shares (including any shares issued pursuant to restricted stock units), to the extent such Plan Shares are currently owned by Seller, (ii) a properly executed Seller Representation Letter and (iii) a properly completed and executed Sellers Plan, including an acknowledgment by Isis.

4.             Obligations of Broker.  With respect to each Sellers Plan, Broker will have the following obligations:

(a)           Broker will sell the Plans Shares for the account of each Seller according to the terms of the Seller’s Sellers Plan.

(b)           Broker will not sell any Stock when broker is in possession of any material nonpublic information concerning Isis or its securities.

(c)           Once a Sellers Plan becomes effective, Broker will not allow Seller to exercise, any influence over how, when or whether to effect sales of Stock pursuant to the Sellers Plan.

(d)           Broker will withdraw Stock from Seller’s Plan Account in order to effect sales of Stock under Seller’s Sellers Plan.  Broker will exercise Options in accordance with the instructions set forth in the applicable Sellers Plan.

(e)           Broker will deliver the proceeds from each sale of unrestricted Stock effected under a Sellers Plan to Seller’s Account on a normal three-day settlement basis less any commission, commission equivalent, mark-up or differential and other expenses of sale to be paid to Broker.  With respect to each sale of restricted Stock, Broker will deliver the net proceeds from such sales as soon as reasonably practicable.

(f)            Broker will, in connection with the exercise of Options, remit to Isis the exercise price thereof along with such amounts as may be necessary to satisfy withholding obligations. These amounts will be deducted from the proceeds of the sale of the Stock.

(g)           To the extent that any Stock remains in the Plan Account upon termination of the Sellers Plan, Broker agrees to return such Stock promptly to the Seller.

(h)           Broker agrees to conduct all sales pursuant to each Sales Plan in accordance with the manner of sale requirement of Rule 144 of the Securities Act and in no event will Broker effect any sale if such sale would exceed the then-applicable amount limitation under Rule 144 or will violate the “short-swing profit” provisions of Section 16 of the Exchange Act.  Broker will file Forms 144 on behalf of Seller as required by applicable law.

(i)            Promptly after each Sale, Broker will advise Seller in writing as to the number of shares of Stock sold, the date of each sale and the sales price.  In addition, if a Seller is an officer of Isis who is subject to the reporting requirements of Section 16 under the Exchange Act, then Broker will provide Isis’ stock administrator the details of each Trade for such Seller within 1 business day of such Trade, including the number of Plan Shares sold, the applicable sales price and any Options exercised to complete such Sale.

(j)            Broker will suspend or terminate a Sellers Plan and cancel any pending sale upon notice from Isis of a Suspension Event (such notice to specify termination or suspension of the Sellers Plan).  In the event of a suspension, Broker will cancel any open orders for sales of Plan Shares and will cease placing orders for Sales of Plan Shares under the Sellers Plan until Broker receives written notice from Isis stating that the relevant Suspension Event is no longer in effect.  Upon Broker’s receipt of notice from Isis, Broker may resume placing orders for sales of the Plan Shares in accordance with the terms and conditions of this Trading Plan and the applicable Sellers Plan; provided, however, that Broker will not reinstate any orders cancelled due to a suspension and will not place any orders that would have been placed during the suspension.

(k)           Broker will not sell more than an aggregate of 50,000 shares on any single Trading Day for any individual Seller (including such Seller’s trusts, spouse, or immediate family members) under all the Sellers Plans established by such Seller.  Notwithstanding the foregoing, Broker may sell more than this specified limit if (i) such sale is reasonably necessary to facilitate the exercise of Options that will expire within three Trading Days of such sale and (ii) the Company’s Chief Operating Officer has authorized such a trade according to the notice provisions below.

(l)            Unless a Seller’s Sellers Plan explicitly instructs Broker to do otherwise, or Isis’ COO or General Counsel approves otherwise, if Broker exercises an option because such Option was about to expire, Broker must sell the shares of Stock issued upon the exercise of such Option within 5 Trading Days of exercise at the then prevailing market price for the Stock, regardless of the Minimum Sales Prices set forth in the applicable Sellers Plan.

5.             Termination; Amendment.

(a)           Trading Plan.  This Trading Plan may be Terminated by Isis at any time upon written notice to Broker.  The parties hereto may amend this Trading Plan in writing by mutual written agreement.

(b)           Voluntary Termination of Sellers Plan.  Seller may terminate a Sellers Plan only during the last five Trading Days of a Sales Period by providing Broker and Isis advance written notice.  The terminations will become effective at 5:00pm Pacific on the last day of the applicable Sales Period in which proper termination notice was given.

(c)           Automatic Termination of Sellers Plan.  An applicable Sellers Plan will automatically terminate on any of the following dates:  (i) the date Broker is required to terminate the Sellers Plan under Section 4(j) of this Trading Plan, (ii) the 90th day following the date Broker receives notice of the death of the Seller or of Seller’s termination from Isis, (iii) the date Isis or any other entity publicly announces a tender or exchange offer with respect to the Stock or a merger or acquisition of Isis, or (iv) the date Broker receives notice of the commencement or impending commencement of any proceeding relating to or triggered by Seller’s bankruptcy or insolvency.

(d)           Termination For Breach.  Isis may terminate a Sellers Plan immediately upon the breach of a representation or covenant contained in the applicable Seller’s Seller Representation Letter.

(e)           No Amendment of Sellers Plan.  Seller may not amend a Sellers Plan.

6.             General.

(a)           The prices and share amounts set forth in this Trading Plan and in each Sellers Plan will be automatically adjusted on a proportionate basis to take into account any stock split, stock dividend or any change in the capitalization similarly affecting Isis’ Stock that occurs during the Sales Period.

(b)           This Trading Plan, including exhibits, constitutes the entire agreement between the parties with respect to this Trading Plan and supercedes any prior agreements or understandings between the parties with regard to the Trading Plan.

(c)           Any notice required to be given under this Trading Plan or a Sellers Plan will be addressed to the relevant party at the address set forth below.

To Broker:	InSight Securities, Inc.
2511 Garden Road, Suite C-225
Monterey, CA 93940
Attn: Peter Albano
Fax: (831) 648-1951
Phone: (866) 648-8010

w/copy to:
InSight Securities, Inc.
Attn: Carlos J. Legaspy
2610 Lake Cook Road, Suite 190
Riverwoods, IL 60015
Fax: (224) 632-4592
Phone: (224) 632-4700

To Isis:	Isis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA 92010
Attn: Chief Operating Officer
	Fax:	760-268-4922
	Phone:	760-603-2460

with copies to:	Linda Powell
	Fax:	760-918-3593

To Seller:	The contact information specified in the applicable Seller Representation Letter.

Notice will be deemed sufficiently given for all purposes upon the earlier of:  (a) the date of actual receipt; (b) if mailed, three (3) calendar days after the date of postmark; (c) if delivered by overnight courier, the next business day such overnight courier regularly makes deliveries; or (d) if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the total number of pages of the notice unless, within one business day after the transmission, the recipient informs the sender that the recipient has not received the entire notice.

(d)           This Trading Plan may be signed in counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(e)           If any provision of this Trading Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation.  All other provisions of this Trading Plan will continue and remain in full force and effect.

(f)            This Trading Plan and any Sellers Plan is not an employment contract and nothing in such plans will create in any way whatsoever any obligation on a Seller’s part to continue in the employ of Isis, or of Isis to continue Seller’s employment with Isis.

(g)           In the event of any conflict between the provisions of a Sellers Plan and those of this Trading Plan, the provisions of this Trading Plan will control.  Isis’ General Counsel has the power to construe and interpret this Trading Plan and any Sellers Plan, and to establish, amend and revoke rules for its administration.  Isis’ General Counsel in the exercise of this power may correct any defect, omission or inconsistency in this Trading Plan or any Sellers Plan.

(h)           The parties’ rights and obligations under this Trading Plan will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.

IN WITNESS WHEREOF, the undersigned have entered into this Trading Plan as of the date first written above.

ISIS PHARMACEUTICALS, INC.

/s/ B. Lynne Parshall
B. Lynne Parshall
Chief Operating Officer

INSIGHT SECURITIES, INC.

/s/ Carlos J. Legaspy
Carlos J. Legaspy
President

EXHIBIT A

DEFINITIONS

“Daily Sales Amount” has the meaning set forth in the applicable Sellers Plan.

“Effective Date” means, with respect to a Sellers Plan, the date the Seller Representation Letter was executed by Seller and accepted by Broker.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Options” means the outstanding stock options issued by Isis listed in the applicable Sellers Plan.

“Minimum Sales Price” has the meaning set forth in the applicable Sellers Plan.

“Plan Shares” means (i) the Stock and (ii) the Stock issuable upon exercise of the Options, to be sold pursuant to the Sellers Plan.

“Rule 144” means Rule 144 under the Securities Act.

“Sales Period” The Sales Period at the time of the A&R Effective Date began on October 1, 2012 and will end on September 30, 2013.  The next Sales Period will begin on October 1, 2013 and will end on June 30, 2014.  Thereafter, Sales Periods will begin every year on July 1 (beginning with July 1, 2014) and will end on June 30 of the following year until this Trading Plan or the applicable Sellers Plan is terminated.

“Sellers Plan” means a Sellers Plan in the form attached hereto as Exhibit B entered into between Broker and a Seller.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Representation Letter” is the seller representation letter, a form of which is attached hereto as Exhibit C.

“Seller” means Isis’ executive officers, members of its Board of Directors and other individuals specified by Isis who participate in the Trading Plan and who have agreed to only sell Stock under the Trading Plan.

“Stock” means the common stock, $0.001 par value per share, of Isis.

“Suspension Event” means a legal, contractual or regulatory restriction that is applicable to Seller or Seller’s affiliates that does not permit the execution of sales made under a Sellers Plan (other than any such restriction relating to Seller’s possession or alleged possession of material nonpublic information about Isis or its securities subsequent to the execution of the Sellers Plan), including, without limitation, (i) any restriction related to a merger or acquisition, (ii) a stock offering requiring an affiliate lock-up, that would prohibit any sale pursuant to the Trading Plan, or (iii) a potential violation of Section 16 of the Exchange Act.

“Trading Day” means any day during the Sales Period that (i) the Nasdaq Stock Market is open for business and the Stock trades regularly on such day and (ii) Isis is open for business as a corporation.

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EXHIBIT B

SELLERS PLAN

Seller’s Name:

Seller’s Account Number:

Effective Date:                                    ; provided however, that Broker will not make any trades under this Sellers Plan until the start of the general trading session on the 30th calendar day following the Effective Date (i.e.                         ).

Plan Shares:

shares of Stock owned by Seller; and/or

shares of Stock issuable upon the exercise of the Options listed on the table below (vested shares only).

Instructions:

For the shares of Stock owned by Seller the Sales Amount and Minimum Sales Price will be as follows:

Sales Amount	Minimum Sales Price	If Stock received under ESPP Plan or from an RSU, please indicate original issue date and original issue price for Stock and “RSU” or “ESPP” as applicable

For the shares of Stock issuable upon the exercise of the Options the Sales Amount and Minimum Sales Price will be as follows.

Option Number	Sales Amount	Exercise Price	Expiration Date	Minimum Sales Price

During the Sales Period, Broker will sell the number of shares of Stock identified in each row of the tables above (the “Sales Amount”) for the account of Seller on each Trading Day under ordinary principles of best execution at the then-prevailing market price; provided that Broker will not sell any shares of Stock under a Sellers Plan at a price of less than the Minimum Sales Price.

If, consistent with ordinary principles of best execution, Broker cannot sell the Sales Amount on any Trading Day, then the amount of such shortfall may be sold as soon as practicable on the immediately succeeding Trading Day and on each subsequent Trading Day as is necessary to sell such shortfall consistent with the ordinary principals of best execution.  If any shortfall exists after the close of trading on the last Trading Day prior to the termination of this Trading Plan or the applicable Sellers Plan, Broker’s obligation and authorization to sell such shares will terminate.

If the Minimum Sales Price for two different blocks of Plan Shares is reached in the same Trading Day, Broker will attempt to sell the Plan Shares allocated to the higher Minimum Sales Price first.

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Uptrend Discretion

☐            On any Trading Day in which the Minimum Sales Price is reached, if the Broker reasonably and in good faith believes there is an upward trend in the trading price of Isis’ stock, then Broker may in its discretion choose not to sell the Sales Amount at the Minimum Sales Price on such Trading Day with the prospect of later selling the Sales Amount at a price that is higher than the then current market price.  So long as Broker exercises its discretion under this provision in good faith, Broker will have no liability to Seller for failing to sell any Plan Shares on a Trading Day in which the Minimum Sales Price for such Plan Shares was achieved.

No Expiration of In-the-Money Options:

In the event that unexercised Options are about to expire or terminate, Broker will exercise such Options at its discretion during the last:

(Please Check Only One of the Following)

☐            5 Trading Days prior to the expiration/termination date of the Options

☐            30 Trading Days prior to the expiration/termination date of the Options

☐            60 Trading Days prior to the expiration/termination date of the Options

☐                            Trading Days prior to the expiration/termination date of the Options

Broker will in no event exercise any Option if at the time of exercise the exercise price of the Option is equal to or higher than then current market price of the Stock.

ESPP Shares

☐            If Seller purchases shares through the Isis Employee Stock Purchase Plan at any time during the Sales Period, the newly purchased shares will automatically become part of this Sellers Plan as Plan Shares and Broker will sell such shares according to the following instructions:

RSU Shares

☐            If Seller receives shares through from Restricted Stock Units under the Isis 2011 Equity Incentive Plan at any time during the Sales Period, the newly received shares will automatically become part of this Sellers Plan as Plan Shares and, once Broker confirms receipt of such shares, Broker will sell such shares according to the following instructions:

Other Instructions:

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EXHIBIT C

SELLER REPRESENTATION LETTER

Seller Representation and Covenant Letter

Date:

Isis Pharmaceuticals, Inc.

2855 Gazelle Court

Carlsbad, CA 92010

InSight Securities, Inc.

2511 Garden Road, Suite C-225

Monterey, CA 93940

Attn: Peter Albano

In connection with the Seller’s Sellers Plan under the 10b5-1 Trading Plan (the “Trading Plan”) of Isis Pharmaceuticals, Inc. (“Isis”), the Seller makes the representations and agrees to the covenants set forth below.

All capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Trading Plan.  The terms of the Trading Plan are incorporated herein by reference.  In the event of any conflict between the provisions of this letter and the Trading Plan, the provisions of the Trading Plan will control.

Seller hereby appoints and authorizes Broker to sell shares of Stock pursuant to the terms and conditions of the Trading Plan and the Sellers Plan attached hereto and incorporated herein by reference as Exhibit I (the “Sellers Plan”).  Broker hereby accepts such appointment.

Seller Representations.

1.             Sales of Stock under the Sellers Plan have been approved by an authorized representative of Isis.

2.             As of the date hereof, Seller is not aware of any material nonpublic information concerning Isis or its securities. Seller is entering into the Sellers Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

3.             The Stock to be sold under the Sellers Plan is owned free and clear by Seller (subject, in the case of shares underlying Options, only to the compliance by Seller with the exercise provisions of such options) and is not subject to any agreement granting any pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or any other limitation on disposition, other than those which may have been entered into between Seller and Broker or imposed by Rules 144 or 145 under the Securities Act.

4.             Seller has had an opportunity to discuss the Sellers Plan with his or her own advisors as to the legal, tax, business, financial and related aspects of the Sellers Plan and has determined that the Sellers Plan meets the affirmative defense criteria set forth in Rule 10b5-

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1(c).  Seller has not relied upon Broker or Isis (or any person affiliated with Broker or Isis) in connection with, Seller’s adoption and implementation of the Sellers Plan.

5.             Seller acknowledges and agrees that, once the Sellers Plan becomes effective, Seller does not have, and shall not attempt to exercise, any influence over how, when or whether to effect sales of Stock pursuant to the Sellers Plan.

Seller Covenants.

6.             While the Sellers Plan is in effect, Seller agrees not to (i) buy or sell any securities of Isis outside of the transactions contemplated by the Trading Plan and purchases pursuant to Isis’ Employee Stock Purchase Plan, (ii) enter into or alter any corresponding or hedging transaction or position with respect to the Stock covered by the Sellers Plan (including, without limitation, with respect to any securities convertible or exchangeable into the Stock), and (iii) alter or deviate from the terms of the Sellers Plan.

7.             Seller agrees to deliver to Broker the Plan Shares (including any shares issued pursuant to restricted stock units) pursuant to the Sellers Plan to be placed into Seller’s Plan Account prior to the commencement of sales under the Sellers Plan.

8.             Seller agrees that, with respect to shares of Stock issuable upon the exercise of Options, Seller may only include shares that are vested as of the 30th day following the Effective Date of the applicable Sellers Plan.

9.             Seller agrees to make appropriate arrangements with Isis and its transfer agent and stock plan administrator to permit Broker to furnish notice to Isis of the exercise of the Options and to have underlying shares delivered to Broker as necessary to effect sales under the Sellers Plan. Seller hereby authorizes and appoints each of Broker and Isis’ Chief Operating Officer to serve, individually or collectively, as Seller’s agent and attorney-in-fact and, in accordance with the terms of the Sellers Plan, to exercise the Options. Seller agrees to complete, execute and deliver to Broker cashless exercise forms, in sufficient form to allow for the exercise of Options pursuant to the Sellers Plan at such times and in such numbers as Broker may reasonably request.

10.          Seller will not, directly or indirectly, communicate any information relating to the Stock or Isis to any employee of Broker or its affiliates who is involved, directly or indirectly, in executing the Sellers Plan at any time while the Sellers Plan is in effect.

11.          Seller agrees to notify Broker’s compliance office by telephone or facsimile as soon as practicable if Seller becomes aware of the occurrence of any Suspension Event. Such notice will indicate the anticipated duration of the restriction, but will not include any other information about the nature of the restriction or its applicability to Seller and will not in any way communicate any material nonpublic information about Isis or its securities to Broker.

12.          Seller understands and agrees that so long as it is an “affiliate” of Isis for purposes of Rule 144 under the Securities Act, all sales under the Plan will be in accordance with Rule 144.  Seller agrees not to take any action that would cause Seller to aggregate sales under the Sellers Plan with sales of other securities of the issuer pursuant to Rule 144, and not to take any action that would cause the sales under the Plan not to comply with Rule 144.

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13.          Seller agrees to complete, execute and deliver to Broker Forms 144 for the sales to be effected under the Sellers Plan at such times and in such numbers as Broker reasonably requests.  The “Remarks” section of each Form 144 will state that the sale is being made pursuant to a previously adopted plan intended to comply with Rule 10b5-1(c) and will indicate the date the Sellers Plan was adopted and that the representation is made as of such date.

14.          Seller agrees to make all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to Seller.

15.          Seller agrees that Seller will at all times during the Sales Period, in connection with the performance of the Sellers Plan, comply with all applicable laws, including, without limitation, Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

16.          Seller will notify Broker and Isis of any other purchase or sale transactions involving securities of Isis that are not contemplated by the Trading Plan.

17.          If Seller wishes to transfer any Plan Shares (i) Seller must comply with Isis’ policies regarding the transfer of such Plan Shares, and (ii) the transferee must agree to assume and be bound by the terms of the applicable Sellers Plan and execute a representation and covenant letter substantially in the form of this representation and covenant letter.

Very truly yours,

[name]
[address]
[telephone]
[fax]

Agreed:	Accepted:

InSight Securities, Inc.	Isis Pharmaceuticals, Inc.

B. Lynne Parshall
By:	Chief Operating Officer

Its:

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